Filed pursuant to Rule 424(b)(3)

Registration No. 333-257183

AUGUSTA GOLD CORP.

11,316,673 SHARES OF COMMON STOCK

This Prospectus relates to the resale, transfer or other disposition from time to time by certain selling stockholders of up to 11,316,673 shares of common stock, par value $0.0001 per share, of Augusta Gold Corp. (“we,” “us,” “our,” the “Company,” or “Augusta Gold”) issued to certain accredited investors (the “selling stockholders”) on a private placement basis on March 4, 2021 as part of an offering of units of the Company (“Units”), each Unit comprised of one share of common stock of the Company and one half of one common stock purchase warrant (each full warrant, a “Warrant”). Each Warrant entitles the holder to acquire one share of common stock of the Company at an exercise price of C$2.80 per share until March 4, 2024. The 11,316,673 shares offered hereby consisting of:

•	7,544,445 shares of common stock held by the selling stockholders; and
•	3,772,228 shares of common stock issuable upon exercise of Warrants held by the selling stockholders.

The selling stockholders may offer all or part of the shares registered hereby for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. With regard only to the shares the selling stockholders sell for their own behalf, such selling stockholder may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We have paid all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees or related expenses of a selling stockholder in connection with their sale of shares hereunder. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders being offered hereby. We will receive proceeds from the exercise of the Warrants, if any.

Our common stock is listed on the Toronto Stock Exchange (the “TSX”) under the symbol “G” and is quoted for trading on the OTCQX under the symbol “AUGG”. On June 29, 2021, the last reported sales price of our common stock on the TSX was C$1.69 per share and the closing quote on the OTCQX was $1.36 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED JUNE 29, 2021

i

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes and incorporates by reference exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby by the selling stockholders named herein but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

The selling stockholders are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Unless otherwise indicated, any reference to “Augusta Gold”, or as “we”, “us”, “our” or “the Company” refers to Augusta Gold Corp. and its consolidated subsidiaries.

ii

CURRENCY AND EXCHANGE RATES

References to CDN or C$ refer to Canadian currency and USD or $ to United States currency.

The following table sets forth the rate of exchange for the Canadian dollar, expressed in United States dollars in effect at the end of the periods indicated, the average of exchange rates in effect during such periods, and the high and low exchange rates during such periods based on the noon rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into United States dollars.

	Year Ended December 31
Canadian Dollars to U.S. Dollars	2020 US$	2019 US$	2018 US$
Rate at end of period	0.7854	0.7699	0.7330
Average rate for period	0.7461	0.7537	0.7721
High for period	0.7863	0.7699	0.8138
Low for period	0.6898	0.7353	0.7330

iii

SUMMARY

The following highlights certain information contained elsewhere in this prospectus. It does not contain all the details concerning the Offering, including information that may be important to you. You should carefully review this entire prospectus including the section entitled “Risk Factors” and the financial statement incorporated herein by reference. See “Documents Incorporated by Reference” and “Where You Can Find More Information.”

General Corporate Overview

Augusta Gold is an exploration stage gold company focused on building a long-term business that delivers stakeholder value through developing the Company’s Bullfrog Gold Project and pursing accretive merger and acquisition opportunities. We are focused on exploration and advancement of gold exploration and potential development projects, which may lead to gold production or strategic transactions such as joint venture arrangements with other mining companies or sales of assets for cash and/or other consideration. At present we are in the exploration stage and do not mine, produce or sell any mineral products and we do not currently generate cash flows from mining operations.

The Bullfrog Gold Project is located approximately 120 miles north-west of Las Vegas, Nevada and 4 miles west of Beatty, Nevada. The Company controls approximately 7,800 acres of mineral rights including the Bullfrog and Montgomery-Shoshone deposits and has further identified significant additional mineralization around the existing pits and defined several exploration targets that could further enhance the Bullfrog Gold Project. See “Part I - Item 2 - Properties” in our Annual Report on Form 10-K, which is incorporated herein by reference, for a further description of the Bullfrog Gold Project.

The Company is led by a management team and board of directors with a proven track record of success in financing and developing mining assets and delivering shareholder value.

Augusta Gold Corp. was incorporated under the laws of the State of Delaware on July 23, 2007 as Kopr Resources Corp. On July 21, 2011, the Company changed its name to “Bullfrog Gold Corp.” On January 26, 2021, the Company changed its name to “Augusta Gold Corp.” and completed a consolidation of its shares of common stock on the basis of one (1) new share of common stock for every six (6) old shares of common stock (the “Consolidation”).

Recent Development of the Business

On October 9, 2020, the Company entered into a membership interest purchase agreement (the “MIPA”) among the Company, Homestake Mining Company of California (“Homestake”), and Lac Minerals (USA) LLC (“Lac Minerals” and together with Homestake, the “Barrick Parties”).

Pursuant to the MIPA, the Company agreed to purchase from the Barrick Parties, and the Barrick Parties agreed to sell to the Company, all of the equity interests (the “Equity Interests”) in Bullfrog Mines LLC (“Bullfrog Mines”), the successor by conversion of Barrick Bullfrog Inc. (the “Acquisition Transaction”).

The Acquisition Transaction closed on October 26, 2020 and the Company acquired the Equity Interests in Bullfrog Mines for aggregate consideration of (i) 54,600,000 units of the Company, each unit consisting of one share of common stock of the Company and one four-year warrant purchase one share of common stock of the Company at an exercise price of C$0.30 per share (such number of units and exercise price are set out on a pre-Consolidation basis), (ii) a 2% net smelter returns royalty granted on all minerals produced from all of the patented and unpatented claims (subject to certain adjustments), pursuant to a royalty deed, dated October 26, 2020 by and among Bullfrog Mines and the Barrick Parties, (iii) the Company granting indemnification to the Barrick Parties pursuant to an indemnity deed, dated October 26, 2020 by and among the Company, the Barrick Parties and Bullfrog Mines, and (iv) certain investor rights, including anti-dilution rights, pursuant to the investor rights agreement, dated October 26, 2020, among the Company, Augusta Investments Inc., and Barrick.

Through the Company’s acquisition of the Equity Interests, the Company acquired rights to the 1,500 acres of claims adjoining the Company’s Bullfrog Gold deposit.

On October 26, 2020, in coordination with the completion of the Acquisition Transaction, the Company closed a private placement of units with Augusta Investments Inc. and certain of its associates pursuant to which the Company sold 110 million units of the Company for an aggregate purchase price of C$22 million (the “Private Placement”). As a result, Augusta Investments Inc. gained control of the Company. As part of the Acquisition Transaction and the Private Placement, in accordance with the negotiated terms between the parties thereof, including Augusta Investments Inc., Augusta Gold reconstituted its management and agreed to appoint, Daniel Earle and Donald Taylor as directors of the Company and Michael McClelland, Johnny Pappas and Scott Burkett as officers of the Company. Subsequently, the reconstituted Board of Directors also appointed Purni Parikh, Lynette Gould and Tom Ladner as officers of the Company and Mr. Warke, who is the sole owner of Augusta Investments Inc., as Executive Chairman of Augusta Gold. As of the date of this prospectus, Augusta Investments Inc. controls 21,689,788 shares of common stock with the right to acquire an additional 18,865,727 shares underlying warrants representing 57.00% of the issued and outstanding voting shares (common and preferred, on an as-converted basis) of the Company on a partially diluted basis.

The Company’s principal executive offices are located at Suite 555-999 Canada Place, Vancouver, BC V6C 3E1, the Company’s telephone number is (604) 687-1717 and the Company’s Internet website address is www.augustagold.com.  The information on the Company’s website is not a part of, or incorporated in, this prospectus.

The Offering

Shares offered by the selling stockholders:	11,316,673 shares of common stock, par value $0.0001

Offering Price:	Determined at the time of sale by the selling stockholders

Common stock outstanding (1):	70,472,270 shares of common stock

Use of Proceeds:	We will not receive any proceeds from the sale of the shares by selling stockholders covered by this prospectus.

Listing of Common Stock:	Our common stock is listed on the TSX under the symbol “G” and is quoted for trading on the OTCQX under the symbol “AUGG”.

Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” on page 4 of this Prospectus and other information included in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of shares of common stock shown above to be outstanding is based on the 70,472,270 shares outstanding as of June 29, 2021. The number of shares of common stock outstanding excludes, 677,084 shares of our common stock issuable upon conversion of outstanding preferred stock, 31,474,113 shares of our common stock issuable upon exercise of our outstanding warrants and 5,250,002 shares of common stock issuable upon exercise of outstanding options, 5,025,000 of which remain subject to vesting conditions.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended December 31, 2020, which report is incorporated by reference in this prospectus, together with all of the other information included in this prospectus or incorporated by reference herein, including any documents subsequently filed and incorporated by reference, before making an investment decision with regard to our securities. See “Documents Incorporated by Reference” and “Where You Can Find More Information” below.

The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.

Summary of Risk Factors

The following is a short description of the risks and uncertainties you should carefully consider in evaluating our business and us which are more fully described in our annual report on Form 10-K for the fiscal year ended December 31, 2020, which report is incorporated by reference in this prospectus. The factors listed below and in the annual report, represent certain important factors that we believe could cause our business results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks Related to our Financial Condition

•	We have a history of losses and expect to continue to incur losses in the future.

•	We have negative operating cash flow.

•	We have a limited operating history on which to base an evaluation of our business and prospects.

•	We may need to obtain additional financing to fund our exploration programs.

•	Increased costs could affect our financial condition.

Risks Related to our Operations

•	Our Bullfrog Gold Project is in the exploration stage.

•	We cannot be assured that the Bullfrog Gold Project is feasible or that a feasibility study will accurately forecast economic results.

•	The Bullfrog Gold Project requires substantial capital investment and we may be unable to raise sufficient capital on favorable terms or at all.

•	We may not be able to get the required permits at the Bullfrog Gold Project in a timely manner or at all.

•	We are a junior gold exploration company with no mining operations, and we may never have any mining operations in the future.

•	Difficulties we may encounter managing our growth could adversely affect our results of operations.

•	If we lose key personnel or are unable to attract and retain additional qualified personnel, we may not be able to successfully manage our business and achieve our objectives.

•	The outbreak of the coronavirus pandemic may impact the Company’s plans and activities.

Risks Related to Mining

•	The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

•	Estimates of mineralized material are subject to evaluation uncertainties that could result in project failure.

•	Any material changes in mineralized material/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

•	Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop our properties and our investments in exploration.

•	The volatility of the price of gold and silver could adversely affect our future operations and, if warranted, our ability to develop our properties.

•	We are subject to significant governmental regulations, which affect our operations and costs of conducting our business.

•	Our property titles may be challenged. We are not insured against any challenges, impairments or defects to our mineral claims or property titles. We have not fully verified title to our properties.

•	Possible amendments to the General Mining Law could make it more difficult or impossible for us to execute our business plan.

•	Market forces or unforeseen developments may prevent us from obtaining the supplies and equipment necessary to explore for gold and other minerals.

•	We may not be able to maintain the infrastructure necessary to conduct exploration activities.

•	Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

•	Our relationship with the communities in which we operate impacts the future success of our operations.

•	Newly adopted rules regarding mining property disclosure by companies reporting with the SEC may result in increased operating and legal costs.

General Risks

•	Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance, which could have an adverse effect on our stock price.

•	We are required to comply with Canadian securities regulations and are subject to additional regulatory scrutiny in Canada.

•	Our stock price may be volatile.

•	We have never paid nor do we expect in the near future to pay dividends.

•	Broker-dealers may be discouraged from effecting transactions in shares of common stock because they are considered a penny stock and are subject to the penny stock rules.

•	Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If enacted, the proposed “Made in America Tax Plan” would increase our federal corporate tax rate requiring us to pay more in federal taxes, thus reducing our net revenue.

On March 31, 2021, the current presidential administration proposed the “American Jobs Plan” to create domestic jobs, rebuild national infrastructure and increase American competitiveness. To fund its expected $2 trillion cost, the administration also proposed the “Made in America Tax Plan,” which is intended to raise that amount or more over 15 years through several methods including higher income tax rates on corporations. If enacted, our federal corporate income tax rate would increase from 21% to 28%. Any increase in our federal corporate tax rate would require us to pay more in federal taxes, thus reducing our net revenue.

FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and the exhibits attached hereto contain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended, and “forward-looking information” within the meaning of applicable Canadian securities legislation, collectively “forward-looking statements”.  Such forward-looking statements concern our anticipated results and developments in the operations of the Company in future periods, planned exploration activities, the adequacy of the Company’s financial resources and other events or conditions that may occur in the future.  Forward-looking statements are frequently, but not always, identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible” and similar expressions, or statements that events, conditions or results “will,” “may,” “could” or “should” (or the negative and grammatical variations of any of these terms) occur or be achieved.  These forward looking statements may include, but are not limited to, statements concerning:

•	the Company’s strategies and objectives, both generally and in respect of the Bullfrog Gold Project;
•	the recommendations of the Technical Report for the Bullfrog Gold Project;
•	the Company’s decisions regarding the timing and costs of exploration programs with respect to, and the issuance of the necessary permits and authorizations required for, the Company’s exploration programs at the Bullfrog Gold Project;
•	the Company’s estimates of the quality and quantity of the mineralized materials at its mineral properties;
•	the potential discovery and delineation of mineral deposits/reserves and any expansion thereof beyond the current estimate;
•	the Company’s expectation that it will become a gold producer;
•	the Company’s estimates of future operating and financial performance;
•	the Company’s potential funding requirements and sources of capital, including near-term sources of additional cash and long-term financing through the sale of equity and/or debt financings and through the exercise of stock options and warrants;
•	the Company’s expectation that the Company will continue to raise capital;
•	the Company’s expectation that the Company will continue to incur losses and will not pay dividends for the foreseeable future;
•	the Company’s estimates of its future cash position;
•	the Company’s anticipated general business and economic conditions;
•	the Company’s ability to meet its financial obligations as they come due, and to be able to raise the necessary funds to continue operations; and
•	that the Company will operate at a loss for the foreseeable future.

Such forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain known and unknown risks, uncertainties and assumptions. Many factors could cause actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, risks related to:

•	our history of losses;
•	negative cash flow;

•	our limited operating history;
•	increased costs affecting our financial condition;
•	the Bullfrog Gold Project being in the exploration stage;
•	whether the Bullfrog Gold Project is feasible;
•	the Bullfrog Gold Project requiring substantial capital investment;
•	our inability to obtain required permits;
•	our status as a junior mining company;
•	difficulties in managing growth;
•	our potential loss of key persons;
•	risks related to the evolving novel coronavirus pandemic and health crisis and the governmental and regulatory actions taken in response thereto;
•	the risks of mineral exploration;
•	evaluation uncertainty in estimating mineralized material;
•	changes in estimates of mineralized material;
•	our exploration projects not succeeding;
•	price volatility of gold and silver;
•	environmental regulations;
•	challenges to title to our properties;
•	amendments to mining law;
•	supply shortages;
•	inability to maintain infrastructure to conduct exploration activities;
•	new regulation related to climate change;
•	relationships with communities in which we operate;
•	newly adopted mining disclosure regulations;
•	evolving corporate standards;
•	Canadian reporting requirements;
•	the price of the shares of common stock being volatile; and
•	other factors discussed in other sections of this prospectus, including the section titled “Risk Factors,” and in the Company’s annual report for the fiscal year ended December 31, 2020 on Form 10-K, incorporated herein by reference, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. This list of factors that may affect any of the Company’s forward-looking statements is not exhaustive. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including without limitation those discussed in “Risk Factors” of this prospectus.

The Company’s forward-looking statements contained in this prospectus and the documents incorporated by reference herein and the exhibits hereto are based on the beliefs, expectations and opinions of management as of the date of this prospectus. The Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by law. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements

We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO INVESTORS REGARDING MINERAL ESTIMATES

Our technical report referenced in our annual report on Form 10-K, incorporated by reference in this prospectus, entitled “NI 43-101 Technical Report Mineral Resource Estimate Bullfrog Gold Project Nye County, Nevada” with an effective date of February 22, 2021 (the “Technical Report”), uses the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” as defined in Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Definition Standards”). These terms are not defined or recognized under the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 (“SEC Industry Guide 7”) under the Securities Act and are normally not permitted to be used in reports and registration statements filed with the SEC. As a reporting issuer in Canada, we are required to prepare reports on our mineral properties in accordance with NI 43-101.

We reference the Technical Report in our annual report on Form 10-K, which is incorporated by reference in this prospectus, for informational purposes only, and such report is not incorporated herein by reference.

Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves under SEC Industry Guide 7. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic, technical and legal feasibility. It cannot be assumed that all, or any part, of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or preliminary feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically, technically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

The SEC has adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC (the “SEC Modernization Rules”). The Company is not required to provide disclosure on its mineral properties under the SEC Modernization Rules until its 10-K for the fiscal year beginning January 1, 2021, subject to certain exceptions which may require compliance earlier. Under the SEC Modernization Rules, the definitions of “proven mineral reserves” and “probable mineral reserves” have been amended to be substantially similar to the corresponding CIM Definition Standards and the SEC has added definitions to recognize “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” which are also substantially similar to the corresponding CIM Definition Standards; however there are differences in the definitions and standards under the SEC Modernization Rules and the CIM Definition Standards and therefore once the Company begins reporting under the SEC Modernization Rules there is no assurance that the Company’s mineral reserve and mineral resource estimates will be the same as those reported under CIM Definition Standards as contained in the technical report or that the economics for the Company’s mineral project estimated in the Technical Report will be the same as those estimated in any technical report prepared by the Company under the SEC Modernization Rules in the future.

USE OF PROCEEDS

This prospectus relates to the sale or other disposition of shares of our common stock by the selling stockholders listed under “Selling Stockholders” section below, and their transferees. We will not receive any proceeds from any sale of the shares by the selling stockholders.

DIVIDEND POLICY

We do not intend to pay dividends for the foreseeable future. See “Risk Factors” above.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common stock at the prevailing market prices or privately negotiated price as they may determine from time to time.

The offering price of our common stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDERS

The following table sets forth certain information as of June 29, 2021, regarding the selling stockholders and the shares offered by them in this prospectus. In computing the number of shares owned by a person and the percentage ownership of that person in the table below, securities that are currently exercisable into shares of our common stock that are being offered in this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each selling stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of ownership of each selling stockholder in the following table is based upon 70,472,270 shares of common stock outstanding as of June 29, 2021.

Except as set forth below, no selling stockholder has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The common stock being offered is being registered to permit secondary trading of the shares and the selling stockholders may offer all or part of the common stock owned for resale from time to time.  Except as set forth below, none of the selling stockholders have any family relationships with our officers, directors or controlling stockholders. Furthermore, except as set out below none of the selling stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholder” also includes any transferees, assignees, pledges, donees, or other successors in interest (including equity holders of entities listed below) to the selling stockholder named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering Assuming All Shares are Sold (1)	Percentage of Common Stock Owned After Offering Assuming All Shares are Sold (2)
Augusta Investments Inc. (3)	40,555,515	4,472,181	36,083,334	51.20
2210637 Ontario Ltd. (4)	995,834	162,500	833,334	1.18
Lenard Boggio (5)	53,333	33,333	20,000	*
Lynette Gould (6)	25,383	13,334	12,049	*
Michael McClelland (7)	15,000	15,000	0	0
Poonam Puri (8)	66,666	66,666	0	0
Purni Parikh (9)	408,334	75,000	333,334	*
Maryse Belanger (10)	491,668	75,000	416,668	*
Johnny Pappas (11)	90,000	90,000	0	0
Steven Scott Burkett (12)	6,732	6,666	66	*
Tom Ladner (13)	75,000	75,000	0	0
1582568 Ontario Inc. (14)	299,000	299,000	0	0
Laura J. Lamarche (15)	100,500	100,500	0	0
Normand Lamarche (16)	100,500	100,500	0	0
Fourth Sail Long Short LLC (17)	2,666,667	2,666,667	0	0
NewGen Equity Long Short Fund (18)	1,658,881	666,666	992,215	1.41
NBIMC Quantitative Strategies Fund - Class N (19)	74,338	68,751	5,587	*
NBIMC Quantitative Strategies (2017) Fund (20)	1,186,229	1,097,916	88,313	*
Bullheart Capital Inc. (21)	259,222	16,667	242,555	*
CL Partnership I (22)	216,666	216,666	0	0
R. Stuart Angus (23)	66,666	66,666	0	0
Phase 2 Investments Inc. (24)	16,667	16,667	0	0
Mitch Ponak (25)	16,667	16,667	0	0
James Killam (26)	16,667	16,667	0	0
Drew Fernandez (27)	16,667	16,667	0	0
Maria Laube (28)	6,666	6,666	0	0
Walter Von Laubenfels (29)	6,666	6,666	0	0
Natasha Burnett (30)	6,666	6,666	0	0
Anthony D. Weldon (31)	72,222	66,666	5,556	*
Kestrel Holdings Ltd. (32)	66,666	66,666	0	0
Andrew Potter (33)	15,191	7,500	7,691	*
Matthew Arneill (34)	14,000	10,667	3,333	*
Bromma Gold Master Fund Inc. (35)	133,833	133,833	0	0
Bromma Resource Master Fund Inc. (36)	199,500	199,500	0	0
Cory Lott (37)	6,666	6,666	0	0
Ioana Milanova (38)	19,564	13,332	6,232	*
Susy H. Horna (39)	9,000	9,000	0	0
Federico Velasquez (40)	5,334	5,334	0	0
Joel Rheault (41)	15,000	15,000	0	0
Linda Chang (42)	22,500	22,500	0	0
Taisiya Umrikhina (43)	1,500	1,500	0	0
Warren L.D. Beach (44)	66,666	66,666	0	0
Ramli Lee (45)	7,500	7,500	0	0
Yasmin Sol McDonald (46)	2,000	2,000	0	0
Yu Jing Luo (47)	1,500	1,500	0	0
Catherine E. Pirooz (48)	2,000	2,000	0	0
Inderjit Shoker (49)	18,332	13,332	5,000	*
Chad Wolahan (50)	6,666	6,666	0	0
Hans Wick (51)	187,500	187,500	0	0
TOTAL	50,371,940	11,316,673	39,055,267	55.42

* Less than 1%

(1)	Assumes the sale of all Shares offered pursuant to this Prospectus.
(2)	Based on 70,472,270 shares of common stock issued and outstanding on June 29, 2021 and includes shares of common stock acquirable by the selling stockholder within the next 60 days.
(3)	Augusta Investments Inc.’s Shares to be sold pursuant to this Prospectus are registered in the name of “National Bank Financial Inc. ITF 11Y8R6E Augusta Investments Inc.”. Augusta Investments Inc. is a British Virgin Islands corporation. Richard Warke, the Director for Augusta Investments Inc., has sole dispositive and voting power over the Shares. Shares being sold include 1,490,727 Shares upon exercise of warrants. Shares of common stock beneficially owned includes 18,865,727 shares of common stock issuable upon exercise of warrants. Richard Warke is the Executive Chairman of the Company.
(4)	2210637 Ontario Ltd. is an Ontario corporation. Daniel Earle, the Director for 2210637 Ontario Ltd., has sole dispositive and voting power over the Shares. Shares being sold include 54,167 Shares upon exercise of warrants. Shares of common stock beneficially owned includes 470,834 shares of common stock issuable upon exercise of warrants. Daniel Earle is a Director of the Company.
(5)	Lenard Boggio is a natural person resident in the province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 11,111 Shares issuable upon exercise of warrants. Lenard Boggio is a Director of the Company.
(6)	Lynette Gould is a natural person resident in the province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 4,445 Shares issuable upon exercise of warrants. Lynette Gould is Senior Vice President, Investor Relations and Corporate Development of the Company.
(7)	Michael McClelland is a natural person resident in the province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 5,000 Shares issuable upon exercise of warrants. Michael McClelland is Chief Financial Officer of the Company.

(8)	Poonam Puri is a natural person resident in the province of Ontario and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 22,222 Shares issuable upon exercise of warrants. Poonam Puri is a Director of the Company.
(9)	Purni Parikh’s Shares to be sold pursuant to this Prospectus are registered in the name of “Canaccord Genuity Corp ITF Purni Parikh a/c 244539V-1”. Purni Parikh is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold include 25,000 Shares issuable upon exercise of warrants. Shares of common stock beneficially owned includes 191,667 shares of common stock issuable upon exercise of warrants. Purni Parikh is Senior Vice President, Corporate Affairs for the Company.
(10)	Maryse Belanger is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold include 25,000 Shares issuable upon exercise of warrants. Shares of common stock beneficially owned include 233,334 shares of common stock issuable upon exercise of warrants. Ms. Belanger was previously President, Chief Executive Officer and a Director of the Company.
(11)	Johnny Pappas is a natural person resident in the State of Arizona and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 30,000 Shares issuable upon exercise of warrants. Johnny Pappas is Vice President, Environmental and Permitting for the Company.
(12)	Steven Scott Burkett is a natural person resident in the State of New York and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 2,222 Shares issuable upon exercise of warrants. Steven Scott Burkett is Vice President, Exploration for the Company.
(13)	40,655 Shares (including 13,555 shares of common stock issuable upon exercise of warrants) are registered in the name of “Canaccord Genuity ITF Tom Ladner Account # 20G-R61V-1”. 34,335 Shares (including 11,445 shares of common stock issuable upon exercise of warrants) are registered in the name of “Canaccord Genuity ITF Tom Ladner Account # 20G-R61S-1”. Tom Ladner is a natural person resident in the province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 25,000 Shares issuable upon exercise of warrants. Tom Ladner is Vice President, Legal for the Company.
(14)	1582568 Ontario Inc. is an Ontario corporation. Normand Lamarche, the CEO for 1582568 Ontario Inc., has sole dispositive and voting power over the Shares. Shares being sold and beneficially owned include 99,667 shares of common stock issuable upon exercise of warrants.
(15)	Laura J. Lamarche is a natural person resident in the province of Ontario and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 33,500 shares of common stock issuable upon exercise of warrants.
(16)	Normand Lamarche is a natural person resident in the province of Ontario and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 33,500 shares of common stock issuable upon exercise of warrants. Mr. Lamarche also beneficially owns the Shares registered in the name 1582568 Ontario Inc. (described above).
(17)	Fourth Sail Long Short LLC is a Delaware limited liability company. Ariel Merenstein, the CEO of Fourth Sail Capital LP, and Thiago Doria, the CFO of Fourth Sail Capital LP, have sole dispositive and voting power over the Shares. Shares being sold and beneficially owned include 888,889 Shares upon exercise of warrants.
(18)	NewGen Equity Long Short Fund’s Shares to be sold pursuant to this Prospectus are registered in the name of “Gundy Co ITF NewGen Equity Long Short Fund - Account No 515-00449-22”. NewGen Equity Long Short Fund is a Grand Cayman corporation. NewGen Asset Management Ltd. is the investment manager for NewGen Equity Long Short Fund. David Dattels, President, Portfolio Manager, Chris Rowan, Portfolio Manager, and Norm Chang, Portfolio Manager for NewGen Asset Management Ltd., have sole dispositive and voting power over the Shares. Shares being sold and beneficially owned include 222,222 Shares upon exercise of warrants.
(19)	NBIMC Quantitative Strategies Fund - Class N’s Shares to be sold pursuant to this Prospectus are registered in the name of “Brant Investments Limited for Account #116364008”. NBIMC Quantitative Strategies Fund - Class N is a New Brunswick trust, for which Vestcor Inc. is the trustee. Jon Spinney, the Chief Investment Officer at Vestcor Inc., has sole dispositive and voting power over the Shares. Shares being sold and beneficially owned include 22,917 Shares upon exercise of warrants.
(20)	NBIMC Quantitative Strategies (2017) Fund’s Shares to be sold pursuant to this Prospectus are registered in the name of Brant Investments Limited for Account #116364027”. NBIMC Quantitative Strategies (2017) Fund is a New Brunswick trust, for which Vestcor Inc. is the trustee. Jon Spinney, the Chief Investment Officer at Vestcor Inc., has sole dispositive and voting power over the Shares. Shares being sold and beneficially owned include 365,972 Shares upon exercise of warrants.
(21)	Bullheart Capital Inc.’s Shares to be sold pursuant to this Prospectus are registered in the name of “Scotia Capital Inc. ITF Bullheart Capital Inc. a/c 467-33826-20”. Bullheart Capital Inc. is a British Columbia corporation. Alidad Pejman, the Director for Bullheart Capital Inc., has sole dispositive and voting power over the Shares. Shares being sold and owned beneficially include 5,556 Shares upon exercise of warrants.
(22)	CL Partnership I is a Florida general partnership. Zach Schwartz, Douglas Band and Jonathan Orszag, Partners of CL Partnership I, have sole dispositive and voting power over the Shares. Shares being sold and beneficially owned include 72,222 Shares issuable upon exercise of warrants.

(23)	R. Stuart Angus’s Shares to be sold pursuant to this Prospectus are registered in the name of “Scotia Capital ITF R Stuart Angus a/c 805-05261-21”. R. Stuart Angus is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 22,222 Shares issuable upon exercise of warrants.
(24)	Phase 2 Investments Inc. is a British Columbia corporation. Mark Bajus, the President of Phase 2 Investments Inc., has sole dispositive and voting power over the Shares. Shares being sold and beneficially owned include 5,556 Shares upon exercise of warrants.
(25)	Mitch Ponak is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 5,556 Shares issuable upon exercise of warrants.
(26)	James Killam is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 5,556 Shares issuable upon exercise of warrants.
(27)	Drew Fernandez’s Shares are registered in the name of “National Bank Financial Inc. ITF Drew Fernandez - a/c 4AE904-E”. Drew Fernandez is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 5,556 Shares issuable upon exercise of warrants. Drew Fernandez is an investment advisor for National Bank Financial Wealth Management (Canada) which is an affiliated entity to National Bank of Canada Financial Inc. a FINRA registered broker-dealer.
(28)	Maria Laube is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 2,222 Shares issuable upon exercise of warrants.
(29)	Walter Von Laubenfels is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 2,222 Shares issuable upon exercise of warrants.
(30)	Natasha Burnett is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 2,222 Shares issuable upon exercise of warrants.
(31)	Anthony D. Weldon is a natural person resident in the Province of Ontario and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 22,222 Shares issuable upon exercise of warrants.
(32)	Kestrel Holdings Ltd.’s Shares to be sold pursuant to this Prospectus are registered in the name of “Fidelity Clearing Canada ULC ITF Kestrel Holdings Ltd. a/c E58-0449-A”. Kestrel Holdings Ltd. is a British Columbia corporation. Ross J. Beaty, the President for Kestrel Holdings Ltd., has sole dispositive and voting power over the Shares. Shares being sold and beneficially owned include 22,222 Shares upon exercise of warrants.
(33)	Andrew Potter is a natural person resident in the Province of Ontario and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 2,500 Shares issuable upon exercise of warrants.
(34)	Matthew Arneill’s Shares to be sold pursuant to this Prospectus are registered in the name of “National Bank Financial Inc. ITF Matthew Arneill - a/c 05F0XEE”. Matthew Arneill is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and beneficially owned include 3,556 Shares issuable upon exercise of warrants. Matthew Arneill is an investment advisor for National Bank Financial Wealth Management (Canada) which is an affiliated entity to National Bank of Canada Financial Inc. a FINRA registered broker-dealer.
(35)	Bromma Gold Master Fund Inc.’s Shares are registered in the name of “Investor Company ITF 5J5994 Bromma Gold Master Fund Inc.” Bromma Gold Master Fund Inc. is a Cayman Island exempted company with limited liability. Bromma Asset Management Inc. is the investment advisor of Bromma Gold Master Fund Inc. Lukas H. Lundin, the CEO of Bromma Asset Management Inc., has sole dispositive and voting power over the Shares. Shares being sold and owned beneficially include 44,611 Shares upon exercise of warrants.
(36)	Bromma Resource Master Fund Inc.’s Shares are registered in the name of “Investor Company ITF 5J5946 Bromma Resource Master Fund Inc.” Bromma Resource Master Fund Inc. is a Cayman Island exempted company with limited liability. Bromma Asset Management Inc. is the investment advisor of Bromma Resource Master Fund Inc. Lukas H. Lundin, the CEO of Bromma Asset Management Inc., has sole dispositive and voting power over the Shares. Shares being sold and owned beneficially include 66,500 Shares upon exercise of warrants.
(37)	Cory Lott is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 2,222 Shares issuable upon exercise of warrants.
(38)	Ioana Milanova’s Shares are registered in the name of “Investor Company ITF Ioana Milanova a/c 164FH7J - CAD TFSA”. Ioana Milanova is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 4,444 Shares issuable upon exercise of warrants.
(39)	Susy H. Horna is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 3,000 Shares issuable upon exercise of warrants.
(40)	Federico Velasquez is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 1,778 Shares issuable upon exercise of warrants.
(41)	Joel Rheault’s Shares are registered in the name of “Odlum Brown Limited ITF Joel Rheault a/c 400-2221-7”. Joel Rheault is a natural person resident in the Province of Ontario and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 5,000 Shares issuable upon exercise of warrants.

(42)	Linda Chang’s Shares are registered in the name of “Canaccord Genuity ITF Linda Chang a/c 20J-360V-1”. Linda Chang is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 7,500 Shares issuable upon exercise of warrants.
(43)	Taisiya Umrikhina is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 500 Shares issuable upon exercise of warrants.
(44)	Warren L. D. Beach is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 22,222 Shares issuable upon exercise of warrants.
(45)	Ramli Lee is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 2,500 Shares issuable upon exercise of warrants.
(46)	Yasmin Sol McDonald is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 667 Shares issuable upon exercise of warrants.
(47)	Yu Jing Luo is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 500 Shares issuable upon exercise of warrants.
(48)	Catherine E. Pirooz is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 667 Shares issuable upon exercise of warrants.
(49)	Inderjit Shoker’s Shares are registered in the name of “Fidelity Clearing Canada ULC ITF Inderjit Shoker A/C E5D-4101-Q”. Inderjit Shoker is a natural person resident in the Province of British Columbia and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 4,444 Shares issuable upon exercise of warrants.
(50)	Chad Wolahan is a natural person resident in the State of Arizona and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 2,222 Shares issuable upon exercise of warrants.
(51)	Hans Wick is a natural person resident in Switzerland and exercises voting and dispositive power over the Shares. Shares being sold and owned beneficially include 62,500 Shares issuable upon exercise of warrants.

Transactions with Selling Stockholders

On March 4, 2021, we closed a private placement (the “Offering”) of units of the Company (the “Units”) at a price of C$2.25 per Unit (“Offering Price”), each Unit comprised of one share of common stock of the Company and one half of one common stock purchase warrant (each full warrant, a “Warrant”). Each Warrant entitles the holder to acquire one share of common stock at an exercise price of C$2.80 per share for a period of three (3) years from the date of issuance.

Pursuant to the closing of the Offering, we issued 7,555,556 shares of common stock and 3,777,784 Warrants to investors upon payment of the Offering Price in cash. The shares of common stock and Warrants were issued to investors inside the United States pursuant to the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) under Rule 506(b) of Regulation D under the U.S. Securities Act and outside the United States pursuant to the exclusion from the registration requirements under the U.S. Securities Act under Rule 903 of Regulation S under the U.S. Securities, in each case, in reliance upon the representations and warranties made to the Company by the investors.

PLAN OF DISTRIBUTION

Selling Stockholders

The common stock held by the selling stockholders may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling stockholders’ common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	transactions involving cross or block trades;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	short sales after the registration statement, of which this prospectus forms a part, becomes effective;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	“at the market” into an existing market for the common stock;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

With regard only to the shares it sells for its own behalf, the selling stockholders may be deemed an “underwriter” within the meaning of the Securities Act.  Because a selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

In order to comply with the securities laws of certain states, if applicable, the shares of each of the selling stockholders may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Each of the selling stockholders has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

The selling stockholders may also sell shares of common stock under Rule 144 or Rule 145, as applicable, promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, such selling stockholder.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares held by the selling stockholders as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering as it relates to the selling stockholder will terminate on the date that all shares issued to such selling stockholder that are offered by this prospectus have been sold by such selling stockholder.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common stock and activities of the selling stockholder.

We have advised the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

DESCRIPTION OF COMPANY CAPITAL STOCK

The authorized capital stock of the Company consists of 750,000,000 shares of common stock at a par value of $0.0001 per share, and 250,000,000 shares of preferred stock, par value $0.0001, of which 5,000,000 is designated as series A preferred stock and 45,000,000 is designated as series B preferred stock. As of the date of this prospectus, there are 70,472,270 shares of common stock issued and outstanding, no series A preferred stock issued and outstanding and 677,084 shares of common stock issuable upon conversion of issued and outstanding series B preferred stock.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights.  Therefore, subject to the rights of any outstanding preferred stock, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as merger or an amendment to the Company’s certificate of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Our Board of Directors has designated 5,000,000 shares of Preferred Stock as “Series A Preferred Stock”.  Each share of Series A Preferred Stock is convertible into one (1) share of the Company’s Common Stock.  The Company is prohibited from effecting the conversion of the Series A Preferred Stock to the extent that, as a result of the conversion, the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock.  The holders of the Company’s Series A Preferred Stock are also entitled to certain liquidation preferences upon the liquidation, dissolution or winding up of the business of the Company.

Our Board of Directors has designated 45,000,000 shares of Preferred Stock as “Series B Preferred Stock”.  Each share of Series B Preferred Stock is convertible into one (1) share of the Company’s common stock.  The Company is prohibited from effecting the conversion of the Series B Preferred Stock to the extent that, as a result of the conversion, the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series B Preferred Stock.  The holders of the Company’s Series B Preferred Stock are also entitled to certain liquidation preferences upon the liquidation, dissolution or winding up of the business of the Company.

Options and Warrants

As of the date hereof, there are stock options to acquire 5,250,002 shares of common stock of the Company issued and outstanding at an average weighted exercise price of $2.29 (assuming an exchange rate of C$1:US$0.7854), of which 225,002 are exercisable at an average weighted exercise price of $0.87 and the remainder are subject to vesting conditions.

As of the date hereof, there are warrants to acquire 31,474,113 shares of common stock of the Company issued and outstanding as follows:

Warrants Issued	Exercise Price	Expiration Date
262,994	C$1.20	January 2022
27,433,335	C$1.80	October 2024
3,777,784	C$2.80	March 2024

Anti-Takeover Provisions

Our Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult to effect the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

These provisions:

●	grant the Board of Directors the ability to designate the terms of and issue new series of preferred shares, which can be created and issued by the Board of Directors without prior stockholder approval, with rights senior to those of the common stock; and

●	impose limitations on our stockholders’ ability to call special stockholder meetings.

Further, Mr. Richard Warke, our Executive Chairman, controls 21,689,788 shares of common stock with the right to acquire an additional 18,865,727 shares underlying warrants representing 57.00% of the issued and outstanding voting shares (common and preferred, on an as-converted basis) of the Company on a partially diluted basis as of June 16, 2021 and Barrick Gold Corporation controls 9,100,000 shares of common stock with the right to acquire an additional 9,100,000 shares underlying warrants, representing 25.58% of the issued and outstanding voting shares (common and preferred, on an as-converted basis) of the Company on a partially diluted basis as of June 16, 2021. The large concentration of our voting shares in two stockholders makes it more difficult to effect the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation and By-Laws provide that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director's duty of loyalty to the corporation or its stockholders;
●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
●	any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation and By-Laws provide that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed U.S. Treasury Regulations promulgated or proposed thereunder and current administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. We have not sought and will not seek, any rulings from the Internal Revenue Service (the “IRS”), or opinion of counsel, regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position.

This discussion is limited to U.S. holders and non-U.S. holders who hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, as property held for investment). This discussion does not address all aspects of U.S. federal income taxation, such as the U.S. alternative minimum income tax and the additional tax on net investment income, nor does it address any aspect of state, local or non-U.S. taxes, or U.S. federal taxes other than income taxes, such as federal estate and gift taxes. Except as provided below, this summary does not address tax reporting requirements. This discussion does not consider any specific facts or circumstances that may apply to a holder and does not address the special tax considerations that may be applicable to particular holders, such as:

●	insurance companies;

●	tax-exempt organizations;

●	banks or other financial institutions;

●	brokers or dealers in securities or foreign currency;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	real estate investment trusts, regulated investment companies or mutual funds;

●	pension plans;

●	controlled foreign corporations;

●	passive foreign investment companies;

●	persons that own (directly, indirectly or constructively) more than 5% of the total voting power or total value of our common stock;

●	corporations that accumulate earnings to avoid U.S. federal income tax;

●	certain former citizens or long-term residents of the United States;

●	persons that have a “functional currency” other than the U.S. dollar;

●	persons that acquire our common stock as compensation for services;

●	owners that hold our stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

●	holders subject to special tax accounting rules;

●	S corporations; and

●	partnerships or other entities treated as partnerships for U.S. federal income tax purposes.

If any entity taxable as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in a partnership or other pass-through entity that holds our common stock should consult his, her or its own tax advisor regarding the applicable tax consequences.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

A “non-U.S. holder” is a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of the purchase, ownership and disposition of our common stock.

U.S. Holders

Distributions on Common Stock

If we pay distributions of cash or property with respect to our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder’s investment, up to such holder’s adjusted tax basis in its shares of our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain on Sale, Exchange or Other Taxable Disposition

Upon the sale or other taxable disposition of common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. holder’s tax basis in such common stock sold or otherwise disposed of. Such gain or loss generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common stock has been held by the U.S. holder for more than one year. Preferential tax rates may apply to long-term capital gain of a U.S. holder that is an individual, estate, or trust. Deductions for capital losses are subject to significant limitations.

Non-U.S. Holders

Distributions on Common Stock

If we pay distributions of cash or property with respect to our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in its shares of our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “Non-U.S. Holders —Gain on Sale, Exchange or Other Taxable Disposition.” Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. In the case of any constructive distribution, it is possible that this tax would be withheld from any amount owed to the non-U.S. holder, including, but not limited to, distributions of cash, common stock or sales proceeds subsequently paid or credited to that holder. If we are unable to determine, at the time of payment of a distribution, whether the distribution will constitute a dividend, we may nonetheless choose to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations. If we are a “USRPHC” (as defined below under the heading “Non-U.S. Holders —Gain on Sale, Exchange or Other Taxable Disposition”) and we do not qualify for the “Regularly Traded Exception” (as defined below under the heading “Non-U.S. Holders —Gain on Sale, Exchange or Other Taxable Disposition”), distributions which constitute a return of the non-U.S. holder’s investment will be subject to withholding unless an application for a withholding certificate is filed to reduce or eliminate such withholding.

Distributions that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States are generally not subject to the 30% withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI stating that the distributions are not subject to withholding because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and the distribution is effectively connected with the conduct of that trade or business, the distribution will generally have the consequences described above for a U.S. holder (subject to any modification provided under an applicable income tax treaty). Any U.S. effectively connected income received by a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

A non-U.S. holder who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, and satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty generally may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition

Subject to the discussions below in “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to a U.S. holder, and, if the non-U.S. holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which such non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition; or

●	our common stock constitutes “U.S. real property interests” by reason of our being or having been a “U.S. real property holding corporation” (a “USRPHC”) during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a domestic corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (within the meaning of the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its U.S. and worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are currently, and anticipate remaining, a “U.S. real property holding corporation” for U.S. federal income tax purposes. However, because the determination of whether we are a U.S. real property holding corporation depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will remain a U.S. real property holding corporation in the future. Even if we are U.S. real property holding corporation, as long as our common stock is regularly traded on an established securities market under the rules set forth in the Treasury Regulations (the “Regularly Traded Exception”), common stock held by a non-U.S. holder will be treated as U.S. real property interests only if such non-U.S. holder actually (directly or indirectly) or constructively holds more than five percent of the total voting power or total value of such regularly traded common stock at any time during the shorter of the five-year period preceding such non-U.S. holder’s disposition of, or holding period for, our common stock.

Information Reporting and Backup Withholding

Distributions on, and the payment of the proceeds of a disposition of, our common stock generally will be subject to information reporting if made within the United States or through certain U.S.-related financial intermediaries. Information returns are required to be filed with the IRS and copies of information returns may be made available to the tax authorities of the country in which a holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding may also apply if the holder fails to provide certification of exempt status or a correct U.S. taxpayer identification number and otherwise comply with the applicable backup withholding requirements. Generally, a holder will not be subject to backup withholding if it provides a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8, as applicable. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided certain information is timely filed with the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose a separate reporting regime and potentially a 30% withholding tax on certain payments, including payments of dividends on shares of our common stock. Withholding under FATCA generally applies to payments made to or through a foreign entity if such entity fails to satisfy certain disclosure and reporting rules. These rules generally require (i) in the case of a foreign financial institution, that the financial institution agree to identify and provide information in respect of financial accounts held (directly or indirectly) by U.S. persons and U.S.-owned entities, and, in certain instances, to withhold on payments to account holders that fail to provide the required information, and (ii) in the case of a non-financial foreign entity, that the entity either identify and provide information in respect of its substantial U.S. owners or certify that it has no such U.S. owners.

FATCA withholding also potentially applies to payments of gross proceeds from the sale or other disposition of shares of our common stock. Proposed regulations, however, would eliminate FATCA withholding on such payments, and the U.S. Treasury Department has indicated that taxpayers may rely on this aspect of the proposed regulations until final regulations are issued.

Non-U.S. Holders typically will be required to furnish certifications (generally on the applicable IRS Form W-8) or other documentation to provide the information required by FATCA or to establish compliance with or an exemption from withholding under FATCA. FATCA withholding may apply where payments are made through a non-U.S. intermediary that is not FATCA compliant, even where the Non-U.S. Holder satisfies the holder’s own FATCA obligations.

The United States and a number of other jurisdictions have entered into intergovernmental agreements to facilitate the implementation of FATCA. Any applicable intergovernmental agreement may alter one or more of the FATCA information reporting and withholding requirements. You are encouraged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in shares of our common stock, including the applicability of any intergovernmental agreements.

EXPERTS

The consolidated financial statements of Augusta as of December 31, 2020 and 2019 and for each of the two years ended December 31, 2020 and 2019 included in our annual report on Form 10-K which is incorporated herein by reference, have been audited by Davidson & Company LLP, independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Information relating to the Company’s mineral properties in this prospectus and the documents incorporated by reference herein has been reviewed and approved by Mr. Scott Burkett, Vice President Exploration for the Company. Except for his position with the Company and his ownership of 4,510 shares of common stock of the Company and warrants to acquire 2,222 shares of common stock of the Company, Mr. Burkett has not received a direct or indirect interest in the Company, the properties of the Company or of any affiliate of the Company.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for Augusta Gold by Dorsey & Whitney LLP.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC.  This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus.  Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

The following documents have been filed by us with the SEC, are specifically incorporated by reference into, and form an integral part of, this prospectus.

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which report contains our audited consolidated financial statements and the notes thereto as at December 31, 2020 and 2019 and for the fiscal years ended December 31, 2020 and 2019, together with the auditors’ report thereon and the related management’s discussion and analysis of financial condition and results of operations for the fiscal years ended December 31, 2020 and 2019, as filed with the SEC on March 16, 2021;

(b)	our Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, as filed with the SEC on April 30, 2021;

(c)	our Quarterly Report on Form 10-Q for the three month period ended March 31, 2021, which report contains our unaudited condensed consolidated financial statements and the note thereto as at March 31, 2020 and the three month periods ended March 31, 2021 and 2020 and the related management’s discussion and analysis of financial condition and results of operations for the three months ended March 31, 2021, as filed with the SEC on May 11, 2021;

(d)	our Current Reports on Form 8-K as filed on January 13, 2021, January 22, 2021, January 29, 2021, February 11, 2021, February 22, 2021, February 26, 2021, March 5, 2021, March 22, 2021, April 19, 2021 and May 19, 2021;

(e)	The description of the common stock contained in our registration statement on Form 8-A filed with the SEC on April 13, 2012, including any amendment or report filed for purposes of updating such description; and

(f)	all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

We also hereby specifically incorporate by reference all filings by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the initial registration statement on Form S-3 to which this prospectus relates and prior to effectiveness of such registration statement.

You may obtain copies of any of these documents by contacting us at the address and telephone number indicated below or by contacting the SEC as described below. You may request a copy of these documents, and any exhibits that have specifically been incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning to:

AUGUSTA GOLD CORP.
Suite 555 – 999 Canada Place

Vancouver, British Columbia

Attention: Purni Parikh, Corporate Secretary

Telephone: (604) 687-1717

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information respecting our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement, of which this prospectus is a part, and the documents incorporated by reference herein, at the SEC’s Internet site. You may also access these documents at the Company’s website at www.augustagold.com.

11,316,673 SHARES OF COMMON STOCK

PROSPECTUS